Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2008 EPS OF $0.42;
EXCLUDING CERTAIN ITEMS EPS WAS $0.60
Plano, TX, August 13, 2008 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2008 earnings of $0.42 per share compared to $0.54 per share in the prior year period. The Company’s results reflect the impact of certain related party transactions with Cadbury that continued until separation on May 7, 2008. Excluding restructuring costs in both years and transaction and separation related costs in the second quarter of 2008, the Company earned $0.60 per share, an increase of 7% compared to the same period last year. Net sales increased 1%, as higher pricing more than offset sales volume declines. Segment operating profit declined 2%, primarily due to the absence of glaceau distribution. Income from operations declined 4%. Year-to-date the company earned $0.80 per share compared to $0.81 per share in the prior year period. Excluding restructuring and separation related items, the Company earned $1.01 per share, an increase of 16% compared to the same period last year.
DPS President and CEO Larry Young said, “It’s no secret that the beverage industry continues to face significant headwinds. Higher prices at the gas pump and at retailers across the country have impacted our consumers and their shopping habits. At DPS, we will continue to look for ways to leverage our strong flavor portfolio, customer partnerships and vertically integrated business model to expand our distribution footprint and provide preferred and affordable brands to more consumers in more outlets.
“During the quarter, we marked the official separation of our business from Cadbury on May 7, 2008. So in addition to winning on the streets, our corporate teams worked tirelessly to separate the business and establish our stand-alone financial statements. There’s still a lot left to do, but I am immensely proud of the progress we have made.”

	% Growth vs 2007	% Growth vs 2007
Summary of 2008 results	Second Quarter	Year to Date
Volume (BCS)	(4)	(4)
Net sales ($)
Beverage Concentrates	1	(1)
Finished Goods	6	8
Bottling Group	(2)	—
Mexico and the Caribbean	4	6

Net sales as reported	1	2
Segment Operating Profit	(2)	—
Reported EPS	(21)	(1)
EPS excluding certain items	7	16

BCS — bottler case sales

Earnings per share reconciliation	Second Quarter				Year to Date
	2008	2007		%	2008	2007	%
Reported EPS	$0.42	$0.54		(21)	$0.80	$0.81	(1)
Items affecting comparability
- Restructuring costs	0.03	0.03			0.06	0.06
- Transaction and separation costs	0.05	—			0.05	—
- Bridge loan fees and expenses	0.06	—			0.06	—
- Separation related tax items	0.04	—			0.04	—

EPS excluding certain items	$0.60	$0.56	*	7	$1.01	$0.87	16

*	Does not sum due to rounding
Volume (BCS)
Volume declined 4% reflecting higher pricing and a challenging macro-economic environment. Carbonated soft drinks (CSDs) declined 3% and non-carbonated beverages (NCBs) declined 8%.
In CSDs, Dr Pepper volume declined 1%. “Core 4” brands — 7UP, Sunkist, A&W and Canada Dry — declined 5% driven primarily by 7UP, as it cycled the final stages of launch support for 7UP with 100% Natural Flavors and the re-launch of Diet 7UP. In Mexico, Squirt and Peñafiel declined high single-digits reflecting necessary pricing taken towards the end of first quarter 2008.
In NCBs, Hawaiian Punch volume increased low double-digits and Mott’s was up 4%. Snapple declined mid single-digits as it cycled significant promotional activity in the prior year period, which for profitability reasons, was not repeated in 2008. In Mexico, Aguafiel declined 21% reflecting high single-digit price increases and a more competitive environment. The loss of the distribution agreement for glaceau products (November 2007) reduced NCB growth by 8 percentage points in the quarter.
In North America, volume declined 3% and in Mexico and the Caribbean, volume declined 9%.
Sales Volume
Sales volume was down 3% reflecting BCS declines which were partially offset by a change in the timing of concentrate price increases from April in 2007 to February in 2008.
Net sales
Net sales increased 1% as mid single-digit price increases more than offset sales volume declines and a slight negative shift in mix. Beverage Concentrates and Finished Goods price/mix increased low single-digits, Bottling Group price/mix increased mid single-digits and Mexico and the Caribbean price/mix increased low double-digits. The acquisition of SeaBev in July 2007 positively impacted net sales growth by 2 percentage points, while the loss of the distribution agreement for glaceau products negatively impacted net sales growth by 4 percentage points.
Across all measured channels, as reported by ACNielsen, the Company continues to lead the CSD category with U.S. dollar share up 0.4 percentage points year-to-date.

Segment operating profit, corporate and other
Gross profit was flat for the quarter reflecting net sales gains offset by higher commodity costs. COGS per case increased 6%. The net impact of the SeaBev acquisition and absence of glaceau reduced COGS per case growth by 4 percentage points.
Segment operating profit declined 2%. The loss of the distribution agreement for glaceau products negatively impacted segment operating profit growth by 4 percentage points. The acquisition of SeaBev had no impact to segment operating profit.
Income from operations decreased 4% reflecting segment operating profit declines and the net impact of: lower unallocated general and administrative expenses; lower stock-based compensation expenses; favorable gains in other adjustments versus a loss last year; and transaction and other one-time separation costs totaling $20 million. Restructuring costs related to previously announced actions were $14 million for the quarter.
Net interest expense increased $21 million as the Company incurred $24 million of fees and interest expense in connection with the termination of a bridge loan facility established to effect the separation from Cadbury.
The effective tax rate for the quarter was 42.6%, which included $10 million of items that were mainly identified on separation as we established our stand-alone financial statements and $2 million related to certain tax items that are indemnified by Cadbury. Year-to-date the effective tax rate was 40.8%, which included $13 million of separation related and indemnified items.
2008 full-year guidance
The Company continues to expect 3% to 5% net sales growth. The Company now expects earnings per share of at least $1.65, which assumes commodity cost inflation, interest rates and tax rate as noted below. The earnings per share guidance includes approximately $0.29 per share comprising transaction and separation related costs ($0.08 per share), bridge loan fees and net interest in connection with the spin-off from Cadbury ($0.06 per share), previously announced restructuring costs ($0.10 per share) and separation related tax items ($0.04 per share). Excluding these items, the Company expects earnings per share of at least $1.94.
In line with previous guidance, the Company expects commodity cost inflation to increase COGS by approximately 6% and fuel to add approximately $40 million to distribution costs which are recorded in SG&A.
While the company is realizing substantially all of the benefits from its 2007 restructuring actions, these benefits are being offset by the higher fuel costs, the consolidation impact of the SeaBev acquisition and new stand-alone costs arising from the spin-off.
On May 7, 2008 DPS completed its separation from Cadbury. On this date, all payables to and loans from Cadbury were settled. The net balance due to Cadbury was paid using the proceeds of new unsecured senior credit totaling $3.9 billion. Based on current LIBOR, the 2008 blended interest rate on the new capital structure is approximately 6.3%, which includes 50 basis points related to the amortization of certain fees and expenses associated with establishing the new facilities. Cash will be managed to the liquidity needs of the business, with excess cash being used to pay down debt. We expect interest income for the remainder of the year to be minimal.

The earnings per share guidance assumes a full-year 2008 tax rate of about 40%, which includes approximately $10 million of charges related to certain tax items that are indemnified by Cadbury. A corresponding amount to reflect the indemnity is recorded as other income. Combined, these two items have no impact on our total results. The full year tax rate also includes $11 million of items that were mainly identified on separation as we established our stand-alone financial statements.
Capital spending is expected to be about 5% of net sales.
Forward looking statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and elsewhere in our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 22, 2008. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. CDT today, the Company will host a conference call with investors to discuss second quarter 2008 results and the outlook for 2008. The conference call and slide presentation will be accessible live through DPS’ website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “Financial Press Releases” on the Company’s website at http://www.drpeppersnapple.com in the “Investors” section.
Definitions
Volume (BCS) or bottler case sales: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the Company and its bottling partners to retailers and independent distributors. Volume for products sold by the Company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.
Sales volume: Sales of concentrate and finished beverages, in equivalent 288 fluid ounce cases, shipped by the Company to its bottlers, retailers and independent distributors.

Price/mix refers to the combined impact of list price changes, discounts and allowances and the relative mix of the brands, products, packages and channels. Pricing refers to the impact of list price changes.
COGS per case: Cost of sales as reported divided by the sales volume in the quarter.
About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc., (NYSE: DPS) is an integrated refreshment beverage business marketing more than 50 beverage brands to consumers throughout North America. In addition to its flagship Dr Pepper and Snapple brands and trademarks, the company’s portfolio includes 7UP, Mott’s, A&W, Sunkist Soda, Hawaiian Punch, Canada Dry, Schweppes, Squirt, RC Cola, Diet Rite, Penafiel, Rose’s, Yoo-hoo, Clamato, Mr & Mrs T and other well-known consumer favorites. Based in Plano, Texas, Dr Pepper Snapple Group employs approximately 20,000 people and operates 24 bottling and manufacturing facilities and more than 200 distribution centers across the United States, Canada, Mexico and the Caribbean. For more information, please visit http://www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2008 and 2007
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$1,557	$1,543	$2,864	$2,812
Cost of sales	706	693	1,283	1,265

Gross profit	851	850	1,581	1,547
Selling, general and administrative expenses	536	532	1,044	1,031
Depreciation and amortization	28	25	56	48
Restructuring costs	14	12	24	25
Loss on disposal of property and intangible assets, net	4	—	2	—

Income from operations	269	281	455	443
Interest expense	92	71	140	132
Interest income	(10)	(10)	(27)	(19)
Other (income) expense	(1)	—	(1)	1

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	188	220	343	329
Provision for income taxes	80	84	140	125

Income before equity in earnings of unconsolidated subsidiaries	108	136	203	204
Equity in earnings of unconsolidated subsidiaries	—	—	—	1

Net income	$108	$136	$203	$205

Earnings per common share:
Basic	$0.42	$0.54	$0.80	$0.81
Diluted	$0.42	$0.54	$0.80	$0.81

Weighted average common shares outstanding:
Basic	254.0	253.7	253.8	253.7
Diluted	254.0	253.7	253.8	253.7

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2008 and 2007
(Unaudited, in millions)

	For the Six Months Ended
	June 30,
	2008	2007
		(As Restated)(1)
Operating activities:
Net income	$203	$205
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	69	69
Amortization expense	30	22
Employee stock-based expense, net of tax benefit	3	20
Deferred income taxes	37	15
Write-off of deferred loan costs	21	—
Other, net	15	2
Changes in assets and liabilities:
Trade and other accounts receivable	(51)	(105)
Related party receivable	11	1
Inventories	(22)	(49)
Other current assets	(74)	5
Other non-current assets	(1)	4
Accounts payable and accrued expenses	60	7
Related party payables	(70)	49
Income taxes payable	47	(7)
Other non-current liabilities	—	(1)

Net cash provided by operating activities	278	237
Investing activities:
Purchases of property, plant and equipment	(142)	(80)
Issuances of related party notes receivables	(165)	(255)
Repayment of related party notes receivables	1,540	306
Other, net	3	(2)

Net cash provided by (used in) investing activities	1,236	(31)
Financing activities:
Proceeds from issuance of related party long-term debt	1,615	2,690
Proceeds from senior unsecured credit facility	2,200	—
Proceeds from senior unsecured notes	1,700	—
Proceeds from bridge loan facility	1,700	—
Repayment of related party long-term debt	(4,664)	(2,838)
Repayment of senior unsecured credit facility	(55)	—
Repayment of bridge loan facility	(1,700)	—
Deferred financing charges paid	(106)	—
Change in Cadbury’s net investment	(1,971)	(68)
Other, net	(1)	2

Net cash used in financing activities	(1,282)	(214)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	232	(8)
Currency translation	1	1
Cash and cash equivalents at beginning of period	67	35

Cash and cash equivalents at end of period	$300	$28

Supplemental cash flow disclosures of non-cash investing and financing activities:
Settlement related to separation from Cadbury	141	—
Purchase accounting adjustment related to prior year acquisitions	8	—
Transfers of property, plant and equipment to Cadbury	—	3
Transfers of operating assets and liabilities to Cadbury	—	19
Liabilities expected to be reimbursed by Cadbury	—	12
Reclassifications for tax transactions	—	90
Supplemental cash flow disclosures:
Interest paid	$94	$154
Income taxes paid	38	24

(1)	Prior to the issuance of the Company’s audited combined financial statements as of the year ended December 31, 2007, the Company determined that the unaudited condensed combined statements of cash flows for the nine months and six months ended September 30, 2007 and June 30, 2007, respectively, needed to be restated to reflect the reclassifications of non-cash tax items. As a result, net cash provided by operating activities and net cash used in financing activities decreased by $51 million in each interim period. The Company’s combined financial statements for the year ended December 31, 2007 issued with the Form 10 (effective April 22, 2008) appropriately reported the non-cash tax reclassifications.

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2008 and December 31, 2007
(Unaudited, in millions except share and per share data)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$300	$67
Accounts receivable:
Trade (net of allowances of $16 and $20, respectively)	625	538
Other	29	59
Related party receivable	—	66
Note receivable from related parties	—	1,527
Inventories	348	325
Deferred tax assets	69	81
Prepaid and other current assets	143	76

Total current assets	1,514	2,739
Property, plant and equipment, net	930	868
Investments in unconsolidated subsidiaries	14	13
Goodwill	3,177	3,183
Other intangible assets, net	3,607	3,617
Other non-current assets	565	100
Non-current deferred tax assets	200	8

Total assets	$10,007	$10,528

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$877	$812
Related party payable	—	175
Current portion of senior unsecured debt	220	—
Current portion of long-term debt payable to related parties	—	126
Income taxes payable	6	22

Total current liabilities	1,103	1,135
Long-term debt payable to third parties	3,643	19
Long-term debt payable to related parties	—	2,893
Deferred tax liabilities	1,262	1,324
Other non-current liabilities	752	136

Total liabilities	6,760	5,507

Commitments and contingencies
Stockholders’ equity:
Cadbury’s net investment	—	5,001
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,685,733 shares issued and outstanding for 2008 and no shares issued for 2007	3	—
Additional paid-in capital	3,169	—
Retained earnings	85	—
Accumulated other comprehensive income	(10)	20

Total equity	3,247	5,021

Total liabilities and equity	$10,007	$10,528

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2008 and 2007
(Unaudited, in millions)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Segment Results — Net Sales
Beverage Concentrates	$373	$371	$672	$676
Finished Goods	449	418	826	761
Bottling Group	829	834	1,526	1,518
Mexico and the Caribbean	120	119	214	206
Intersegment eliminations and impact of foreign currency(1)	(214)	(199)	(374)	(349)

Net sales as reported	$1,557	$1,543	$2,864	$2,812

(1)	Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group segment sales to Beverage Concentrates and Finished Goods. These sales are detailed below. Intersegment sales are eliminated in the unaudited Consolidated Statement of Operations.

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Segment Results — UOP, Adjustments and Interest Expense
Beverage Concentrates UOP	$222	$206	$371	$348
Finished Goods UOP (1)	72	74	137	103
Bottling Group UOP(1)	9	31	(16)	33
Mexico and the Caribbean UOP	32	31	50	49
LIFO inventory adjustment	(8)	(3)	(14)	(6)
Intersegment eliminations and impact of foreign currency	(13)	(18)	(5)	(5)
Adjustments(2)	(45)	(40)	(68)	(79)

Income from operations	269	281	455	443
Interest expense, net	(82)	(61)	(113)	(113)
Other expense	1	—	1	(1)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$188	$220	$343	$329

(1)	UOP for the three and six months ended June 30, 2007, for the Bottling Group and Finished Goods segment has been recast to reallocate $16 million and $28 million, respectively, of intersegment profit allocations to conform to the change in 2008 management reporting of segment profit. The allocations for the full year 2007 totaled $54 million.
(2)	Adjustments consist of the following:

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Restructuring costs	$(14)	$(12)	$(24)	$(25)
Transaction costs and other one time separation costs	(20)	—	(20)	—
Unallocated general and administrative expenses	(3)	(11)	(10)	(17)
Stock-based compensation expense	(3)	(8)	(4)	(22)
Amortization expense related to intangible assets	(7)	(6)	(14)	(13)
Incremental pension costs	—	(1)	(3)	(2)
Loss on disposal of property and intangible assets, net	(4)	—	(2)	—
Other	6	(2)	9	—

Total	$(45)	$(40)	$(68)	$(79)

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Six Months Ended June 30, 2008 and 2007
(Unaudited, dollars in millions)
The financial measures listed below are not measures defined by U.S. GAAP. However, we believe investors should consider these measures as we believe they are indicative of our ongoing performance and how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our quarterly and year to date results:
•	Segment net results after adjustments

•	Our segment operating profit

•	Our effective tax rate without the impact of separation related and indemnified items

•	Our 2008 EPS without the impact of restructuring costs, transaction costs and other one time separation related costs, bridge loan fees and expenses and incremental tax related to the separation; our 2007 EPS without the impact of restructuring costs; and our 2008 EPS growth without the impact of the aforementioned items.
Net sales after adjustments for the Beverage Concentrates, Finished Goods and Bottling group segments is defined as net sales after intersegment eliminations and the impact of foreign currency. Segment operating profit is defined as income from operations before unallocated general and administrative expenses and other costs, restructuring costs, stock based-compensation expense, amortization expense related to intangible assets and other adjustments. We believe that segment operating profit and net sales after adjustments may be useful for investors in assessing our segment results. Segment operating profit and net sales after adjustments are not recognized measurements under U.S. GAAP. When evaluating our segment results, investors should not consider segment operating profit and net sales after adjustments in isolation of, or as a substitute for, measures of net income as determined in accordance with U.S. GAAP, such as net income or net cash provided by operating activities. Other companies may calculate segment operating profit and net sales after adjustments differently, and therefore our segment operating profit and net sales after adjustments may not be comparable to similarly titled measures reported by other companies. A reconciliation of segment operating profit to income before operations is provided below.

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2008	2007	Change	2008	2007	Change
Segment Results — Net Sales
Beverage Concentrates	$373	$371		$672	$676
Intersegment eliminations and impact of foreign currency	(108)	(109)		(190)	(187)

Beverage Concentrates after adjustments	265	262	1%	482	489	(1)%
Finished Goods	449	418		826	761
Intersegment eliminations and impact	(89)	(78)		(153)	(140)
of foreign currency

Finished Goods after adjustments	360	340	6%	673	621	8%
Bottling Group	829	834		1,526	1,518
Intersegment eliminations and impact of foreign currency	(21)	(12)		(36)	(22)

Bottling Group after adjustments	808	822	(2)%	1,490	1,496	—%
Mexico & Caribbean	120	119		214	206
Intersegment eliminations and impact of foreign currency	4	—		5	—

Mexico & Caribbean after adjustments	124	119	4%	219	206	6%

Net sales as reported	$1,557	$1,543	1%	$2,864	$2,812	2%

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Six Months Ended June 30, 2008 and 2007 and 2008 Full-Year Guidance
(Unaudited, dollars in millions, except per share information)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2008	2007	Change	2008	2007	Change
Segment Results — Underlying Operating Profit and Adjustments
Segment underlying operating profit(1)	$335	$342		$542	$533
LIFO inventory adjustment	(8)	(3)		(14)	(6)
Intersegment eliminations and impact of foreign currency	(13)	(18)		(5)	(5)

Segment operating profit	314	321	(2)%	523	522	NM
Restructuring costs	(14)	(12)		(24)	(25)
Transaction costs and other one time separation costs	(20)	—		(20)	—
Unallocated general and administrative expenses	(3)	(11)		(10)	(17)
Stock-based compensation expense	(3)	(8)		(4)	(22)
Amortization expense related to intangible assets	(7)	(6)		(14)	(13)
Incremental pension costs	—	(1)		(3)	(2)
Loss on disposal of property and intangible assets, net	(4)	—		(2)	—
Other	6	(2)		9	—

Income from operations as reported	$269	$281	(4)%	$455	$443	3%

(1)	Amount represents the total of the underlying operating profit for the four operating segments.
EPS excluding certain items for the three and six months ended June 30, 2008 and 2007 is defined as reported EPS before items affecting comparability (as described below) and 2008 full year guidance EPS excluding certain items is defined as 2008 full year guidance EPS before items affecting comparability (as described below). We believe that EPS excluding certain items and 2008 full-year guidance excluding certain items may be useful for investors in assessing our ongoing performance. EPS excluding certain items is not a recognized measurement under U.S. GAAP. When evaluating our results, investors should not consider EPS excluding certain items in isolation of, or as a substitute for, EPS as determined in accordance with U.S. GAAP. Our EPS excluding certain items may not be comparable to similarly titled measures reported by other companies. Reconciliations of Reported EPS to EPS excluding certain items and 2008 full year guidance EPS to 2008 full year guidance EPS excluding certain items are as provided below:

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
				Percentage			Percentage
	2008	2007		Change	2008	2007	Change
Reported EPS	$0.42	$0.54		(21)%	$0.80	$0.81	(1)%
Items affecting comparability:
Restructuring costs	0.03	0.03			0.06	0.06
Transaction and separation costs	0.05	—			0.05	—
Bridge loan fees and expenses	0.06	—			0.06	—
Separation related tax items	0.04	—			0.04	—

EPS excluding certain items	$0.60	$0.56	*	7%	$1.01	$0.87	16%

Full Year 2008 Guidance	2008
2008 full-year guidance EPS	$1.65
Items affecting comparability:
Restructuring costs	0.10
Transaction and separation costs	0.08
Bridge loan fees and expenses	0.06
Separation related tax items	0.04

2008 full-year guidance EPS excluding certain items	$1.94	*

*	Does not sum due to rounding.